UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 15, 2012, Greenwood Hudson Portfolio, LLC (“Greenwood”), an entity controlled by Kenneth J. Van Ness, the President and Chief Executive Officer of CytoDyn Inc. (the “Company”), adopted a pre-arranged trading plan (the “Trading Plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s insider trading policy (the “Insider Trading Policy”). Mr. Van Ness notified the Company’s Compliance Officer, Andrew T. Libby, Jr. of the Trading Plan prior to its adoption in accordance with the Insider Trading Policy.

During the term of the Trading Plan, Greenwood may sell no more than the lower of (i) 148,500 shares of the Company’s common stock, or (ii) $375,000 in value of shares of the Company’s common stock, subject to the terms and conditions of the Trading Plan. Sales of shares of the Company’s common stock under the Trading Plan will commence no earlier than March 14, 2012, and the Trading Plan will terminate on September 12, 2012. The shares of the Company’s common stock may be sold whenever the Company’s common stock reaches specified market prices, and neither Greenwood nor Mr. Van Ness may influence how, when, or whether to effect sales under the Trading Plan.

Greenwood entered into the Trading Plan so that Mr. Van Ness can repay certain of his personal debt obligations.

The Trading Plan is intended to satisfy the affirmative defense conditions of Rule 10b5-1 of the Exchange Act, and the Insider Trading Policy. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a prearranged plan or contract for the sale of the Company’s securities under specified conditions and at specified times. The stock transactions under the Trading Plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission. The Company undertakes no obligation to report on Form 8-K any Trading Plans that may be adopted by any of its other officers and directors or to report on Form 8-K any modifications or termination of any publicly announced trading plans, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

February 27, 2012	By:	/s/ Andrew T. Libby, Jr.
Andrew T. Libby, Jr. Chief Financial Officer